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Pricing Supplement No. 7 Dated June 17, 2003 (To Prospectus Supplement Dated May 16, 2002 and Prospectus Dated April 29, 2002)	Registration Statement No. 333-86720 Filed Pursuant to Rule 424(b)(2)

CREDIT SUISSE FIRST BOSTON (USA), INC.
MEDIUM-TERM NOTES
DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

The Medium-Term Notes, as further described below and in the accompanying Prospectus Supplement under "Description of Notes", will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

Agent: Credit Suisse First Boston Corporation

Principal Amount:	660MM	Optional Conversion:	N/A
Price To Public:	100.00%	Optional Repayment Date:	Non Call/ Life
Underwriting Discount:	N/A
Percentage To Issuer:	100.00%	Business Day Jurisdiction:	New York & London
Settlement Date (Original Issue Date):	June 17, 2003	Initial Redemption Percentage:	N/A
Specified Currency:	US Dollar	Initial Redemption Date:	N/A
Authorized Denomination:	$1,000 and integral multiples thereof	Annual Redemption Percentage Reduction:	N/A
Optional Extension of Maturity:
Maturity Date:	June 19, 2006	Form of Note:	Book Entry
Fixed Rate or Floating Rate Note:	Floating Rate
Initial Interest Rate:	TBD
Interest Rate Basis:	3 MONTH LIBOR
Maximum/Minimum Interest Rate:	N/A	Initial Interest Reset Date: Interest Reset Date(s):	September 19, 2003 Quarterly
Spread to Index:	+28 basis points
First Coupon:	TBD
Interest Payment Date:	Quarterly. Pays NY and London Business days on the 19th of each March, June, September and December. Subject to the modified business convention.	Specify if Note is indexed, renewable, dual currency, amortizing, or OID, if applicable:	N/A
Interest Determination Date:	Quarterly 2 London business days prior to interest pay date. Telerate page 3750.	Day Count:	ACT/360
		CUSIP:	22541FDC7
First Interest Payment Date:	September 19, 2003
Settlement:	DTC #355

Credit Suisse First Boston
Williams Capital
Blaylock & Partners

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CREDIT SUISSE FIRST BOSTON (USA), INC. MEDIUM-TERM NOTES DUE NINE MONTHS OR MORE FROM DATE OF ISSUE